Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

Background

I.I Nanci Gilmore was employed by SANUWAVE (as defined below) until my employment was terminated involuntarily without cause effective 5/30/2025 (my “Separation Date”).

II.SANUWAVE has offered to provide me certain Consideration (as defined below) subject to the terms and conditions of this Separation and Release Agreement (“Release”).

III.It is my desire to accept the Consideration offered by SANUWAVE in exchange for me agreeing to be bound by the terms of this Release and satisfying the terms and conditions identified in this Release, and to resolve all issues between me and SANUWAVE as set forth in this Release.

Agreements and Representations

Definitions. I intend all words used in this Release to have their plain meanings in ordinary English. Specific terms that I use in this Release have the following meanings:
A.I, me, and my means Nanci Gilmore and anyone who has or obtains any legal rights or claims through me.
B.SANUWAVE means SANUWAVE Health, Inc., any entity related to SANUWAVE Health, Inc. in the present or past (including without limitation, its predecessors, parents, subsidiaries, members, affiliates, and divisions) and any successors of SANUWAVE Health, Inc.

C.Company means SANUWAVE; the present and past officers, directors, members, committees, equity holders (together with any officers, partners, managers members, employees, agents and affiliates of any such equity holder), and employees of SANUWAVE; any company providing employment or employee benefit services to SANUWAVE in the past or present; any company providing insurance to SANUWAVE in the present or past; the present and past employee benefit plans sponsored or maintained by SANUWAVE (other than multiemployer plans) and the present and past fiduciaries of such plans; the attorneys for SANUWAVE; and anyone who acted on behalf of SANUWAVE or on instructions from SANUWAVE.

D.Consideration means SANUWAVE providing me:
•A severance amount equal to $97,916.70 (5 months separation pay), as outlined in the Employment Letter, less applicable federal and State taxes and any deductions that you have authorized payable in equal installments based on your last rate of pay beginning on SANUWAVE’s first regular payroll date that is at least five (5) days after the expiration of the rescission period outlined below;

•Payment of a pro-rated bonus in an amount equal to $14,790.81, less applicable federal and State taxes, paid on SANUWAVE’s first regular payroll date that is at least five (5) days after the expiration of the rescission period outlined below.
•Continued vesting of my previously issued stock options under the 2024 Equity Incentive Plan and applicable award agreements (“Options”) until January 31, 2026, such that 31,111 Options will have vested following three additional three-month vesting periods as follows: (i) 6,222 Options shall vest on July 22, 2025, (ii) 6,223 Options shall vest on October 22, 2025, and (iii) 6,222 Options shall vest on January 22, 2026, with all of such Options having an exercise price of $14.20 per share .
•Waiver of the exercise period requirements for vested options following the Separation Date as is outlined in the 2024 Equity Incentive Plan and the applicable award agreement for my Options, such that my vested Options shall not expire or be forfeited due to the separation of my employment and will remain valid and exercisable throughout their stated terms.
E.Consulting Period means the period between the Separation Date and July 28, 2025.
F.Employment Letter means the offer of employment between me and SANUWAVE dated January 11, 2023, including the Non-Compete and Confidentiality Agreement, Insider Trading and Code of Business Conduct/Ethics Acknowledgements included therewith.
G.My Claims means all of my rights that I now have to any relief of any kind from the Company, including without limitation:

I.all claims arising out of or relating to my employment with SANUWAVE or the termination of that employment;

II.all claims arising out of or relating to the statements, actions, or omissions of the Company;

III.all claims arising out of or relating to any agreements (whether express or implied) to which I and the Company are parties, including without limitation, the Employment Letter and any compensation outlined therein;

IV.all claims for any alleged unlawful discrimination, harassment, retaliation or reprisal, or other alleged unlawful practices arising under any federal, state, or local statute, ordinance, or regulation, including without limitation, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act and the ADA Amendments Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Rehabilitation Act of 1973, 42 U.S.C. § 1981, the Employee Retirement Income Security Act, the Family Medical Leave Act, the Lilly Ledbetter Fair Pay Act of 2009, the Worker Adjustment and Retraining

Notification Act, the Fair Credit Reporting Act, the Genetic Information Nondiscrimination Act, the Minnesota Whistleblower Act, Minn. Stat. § 181.932; the Minnesota Human Rights Act, Minn. Stat. § 363A et seq.; any claims arising under or based upon Minn. Stat. Chapters 177 and 181; and workers’ compensation non-interference or non-retaliation statutes (such as Minn. Stat. § 176.82); Massachusetts Fair Employment Practices Act (M.G.L. c. 151B); Massachusetts Equal Pay Act (M.G.L. c. 149, § 105A); Massachusetts Wage Act (M.G.L. c. 149, §§ 148–150); Massachusetts Earned Sick Time Law (M.G.L. c. 149, § 148C); Massachusetts Parental Leave Act (M.G.L. c. 149, § 105D); Massachusetts Paid Family and Medical Leave Law (M.G.L. c. 175M); Massachusetts Independent Contractor Law (M.G.L. c. 149, § 148B); Massachusetts Workers’ Compensation Act (M.G.L. c. 152); Massachusetts Unemployment Insurance Law (M.G.L. c. 151A); Massachusetts Privacy Statute (M.G.L. c. 214, § 1B).
V.all claims for alleged wrongful discharge; breach of contract; breach of implied contract; failure to keep any promise; breach of a covenant of good faith and fair dealing; breach of fiduciary duty; estoppel; defamation; infliction of emotional distress; fraud; misrepresentation; negligence; harassment; retaliation or reprisal; constructive discharge; assault; battery; false imprisonment; invasion of privacy; interference with contractual or business relationships; any other wrongful employment practices; and violation of any other principle of common law;

VI.all claims for compensation of any kind, including without limitation, bonuses, commissions, equity awards or equity-based compensation in any form, vacation pay, sick or safety time, perquisites, and expense reimbursements;

VII.all claims for back pay, front pay, reinstatement, other equitable relief, compensatory damages, damages for alleged personal injury, liquidated damages, and punitive damages;

VIII.all claims that a past unlawful decision has or has had a continuing effect on my compensation; and
IX.all claims for attorneys’ fees, costs, and interest.
However, My Claims do not include (i) any claims for unemployment benefits or workers’ compensation benefits, (ii) any claims I have to any amounts under SANUWAVE’s 401(k) plan, (iii) any claims that the law does not allow to be waived, (iv) any claims to enforce the terms of this Release, or (v) any claims that may arise after the date on which I sign this Release.

Agreement to Release My Claims. Subject to the conditions outlined below, I will receive the Consideration from SANUWAVE if I sign and do not rescind this Release as provided below. I understand and acknowledge that this Consideration is in addition to anything of value that I would be entitled to receive from SANUWAVE if I did not sign this Release or if I rescinded this Release. In exchange for that Consideration, I give up and release all of My Claims. I will not make any demands or claims against the Company for compensation or damages relating to My Claims. The Consideration that I am receiving is a fair compromise for the release of My Claims. Furthermore, I understand and agree that, with the exception of money provided to me by a governmental agency as an award for providing information, I am not entitled to receive any money or other relief in connection with My Claims, regardless of who initiated or filed the charge or other proceeding.

Acknowledgment of Compensation. SANUWAVE has provided me my regular base compensation through the Separation Date, and has previously provided all other compensation that was earned but unpaid as of the Separation Date.

I acknowledge and agree the Consideration provided in this Release satisfies any severance obligations under the Employment Letter and includes additional amounts to which I am not otherwise entitled. Except as otherwise outlined in this Release, I represent and confirm that I have been fully paid for all wages, overtime, commissions, bonuses, and other compensation that I have earned through my employment with SANUWAVE through the date of this Release.

No Other Rights To Compensation. I understand and acknowledge that, except as provided in this Release, and subject to the terms and conditions of this Release, the Company is not obligated to make any payments to me of any kind and does not have any other outstanding obligations to me under any agreement or arrangement between me and the Company or under any Company plan or policy.

Additional Agreements and Understandings. Even though SANUWAVE will provide Consideration for me to settle and release My Claims, the Company does not admit that it is responsible or legally obligated to me. In fact, the Company denies that it is responsible or legally obligated to me for My Claims, denies that it engaged in any unlawful or improper conduct toward me, and denies that it treated me unfairly.

Confidentiality. To the fullest extent permitted by law, I agree that the financial terms of this Release are confidential and that I may not disclose those terms to any person except: (a) as part of any legal or administrative agency proceeding; or (b) to my attorneys, spouse and tax advisors, provided they agree to keep the terms of this Release confidential.

Non-Disclosure of Confidential Information. Except as permitted above with respect to limited disclosure of the terms of this Release to certain individuals, I will not use or disclose any Confidential Information (as defined in the Non-Compete and Confidentiality Agreement (“NCC”)) to any person at any time unless I have the advance written consent of SANUWAVE’s Chief Executive Officer. My prohibited use or disclosure of Confidential Information will not apply if I can establish that the Confidential Information has become publicly available and easily ascertainable through no wrongful act or omission by me. I acknowledge the Consideration for which I am eligible under this Release is conditioned upon me complying with the NCC, including my obligation to return all company information upon the separation of my employment. I further confirm that I had access to Confidential Information and other highly sensitive and personal information regarding SANUWAVE and its employees during my employment. I will not use such information to assist, encourage, or otherwise aid any person in filing or asserting any claims against SANUWAVE.

Defamatory Statements and Non-Disparagement. I agree that I will not make any defamatory statements to anyone about the Company, about the Company’s officers, directors, managers, and employees (as related to their professional reputations), or about any of the Company’s products or services. Unless otherwise required by law, including but not limited to the National Labor Relations Act, with the sole exception of activity that is protected by federal, state, or local discrimination or employment laws and activity that is required by law, I agree that I will not, directly or indirectly, individually or in concert with others, engage in any conduct or make any statement that is reckless or maliciously untrue regarding the Company, its products and/or services, and the Company’s officers, directors, managers, and employees (as related to their professional reputations).

SANUWAVE agrees that Morgan Frank, Andrew Walko, Debbie Novak, Peter Sorensen, (David) Timothy Wern, and Dustin Libby will not make defamatory statements or directly or indirectly, individually or in concert with others, engage in any conduct or make any statement that is reckless or maliciously untrue regarding me or my employment with the Company.

No Unlawful Restriction. I understand and agree that nothing in this Release is intended to or will: (a) impose any condition, penalty, or other limitation on my rights to challenge this Release;
(b) constitute an unlawful release of my rights; (c) prevent me from exercising any rights I have under Section 7 of the National Labor Relations Act; or (d) prevent or interfere with my or any representative of the Company’s ability or right to provide truthful testimony if under subpoena to do so, to file any charge with or participate in any investigation or proceeding before the U.S. Equal Employment Opportunity Commission or any other federal, state or local governmental agency, or to respond to a subpoena, court order or as otherwise provided by law.

Response to Reference Requests. I agree to direct any reference requests related to my employment with SANUWAVE to SANUWAVE’s President. SANUWAVE agrees to respond to any such requests by providing only my dates of employment with SANUWAVE and the positions I held during such employment, and state that it is SANUWAVE’s policy only to provide such information. Should the position of President be unoccupied, I agree to direct any reference requests related to my employment with SANUWAVE to SANUWAVE’s Human Resources Director.

Post-Separation Consulting. In consideration of the commitments under this Release, during the Consulting Period as a consulting service and thereafter as reasonable cooperation, I agree to, solely at the Company’s request, subject to my reasonable availability: (a) provide information; (b) resolve questions; or (c) transition any responsibilities of information, pertaining to any matters which arose during my employment by SANUWAVE about which I have or may have knowledge of the underlying facts or for which I had responsibility during my employment with SANUWAVE. I understand that I shall provide any consulting services as an independent contractor and not as an employee during the Consulting Period, and I shall not be eligible or any of the benefits to which employees of SANUWAVE are otherwise eligible to receive. I shall be solely responsible for compliance with all applicable laws related to my provision of consulting services and the payment of any taxes or related obligations based on my provision of services and the consideration received for such services. I will continue to be bound by the confidentiality provisions under the NCC with respect to any services provided or Company information accessible to me during the Consulting Period.

I shall have no authority or right, express or implied, to assume or create any obligation or responsibility on behalf of Company or to bind Company in any manner without the express authorization of Company during the Consulting Period. I will not represent the contrary, either expressly or implicitly, to anyone. During the Consulting Period, I acknowledge and agree that I will direct all communications solely to and will take direction regarding the requested consulting services, as applicable, solely from Morgan Frank unless otherwise instructed.

Return Of Property. I represent that I have delivered to SANUWAVE all SANUWAVE property that was previously in my possession or under my control, including without limitation any computers, cellular telephones, credit cards, keys, records, files, documents, data, computer disks and other computer storage media.
Advice to Consult with an Attorney. I understand and acknowledge that I am hereby being advised by the Company to consult with an attorney prior to signing this Release. My decision whether to sign this Release is my own voluntary decision made with full knowledge that the Company has advised me to consult with an attorney.

Period to Consider the Release. I understand that I have twenty-one (21) days after the day I receive this Release or my Separation Date, whichever is later, to consider whether I wish to sign this Release. I may not sign this Release before my Separation Date. If I sign this Release before the end of the 21-day consideration period, it will be my voluntary decision to do so because I have decided that I do not need any additional time to decide whether to sign this Release. I also agree that any changes made to this Release before I sign it, whether material or immaterial, will not restart the 21-day consideration period.

My Right to Rescind this Release. I understand that I may rescind this Release at any time within fifteen (15) days after I sign it, not counting the day upon which I sign it. This Release will not become effective or enforceable unless and until the 15-day rescission period has expired without my rescinding it.

Waiver of Age Discrimination Claims and Required Disclosures (OWBPA). Employee acknowledges and agrees that this Release includes a waiver and release of any and all claims under the Age Discrimination in Employment Act of 1967 (ADEA), as amended by the Older Workers Benefit Protection Act (OWBPA).
Procedure for Accepting or Rescinding the Release. To accept the terms of this Release, I must deliver this Release, after I have signed and dated it, to SANUWAVE by email or by mail within the 21-day period that I have to consider this Release. To rescind my acceptance, I must deliver a written, signed statement that I rescind my acceptance to SANUWAVE by email or by mail within the 15-day rescission period. All deliveries must be made to SANUWAVE at the following address:

SANUWAVE
Attn: Andrew Walko 11495 Valley View Road
Eden Prairie, MN 55344-3617
[***]

If I choose to deliver my acceptance or the rescission of my acceptance by mail, it must be

(1) postmarked within the period stated above; and (2) properly addressed to SANUWAVE at the address stated above.

Entire Agreement. This Release constitutes the entire agreement between me and SANUWAVE with respect to the subject matter of this Release, including the termination of my employment with SANUWAVE, and I agree that there were no inducements or representations leading to the execution of this Release except as stated in this Release, including without limitation any representations related to the compensation provided to me under this Release and any related tax treatment of such compensation. For avoidance of doubt, this Release does not modify or supersede any of the terms of the NCC, which will remain in full force and effect in accordance with the terms of the NCC.
Amendment. This Release may be amended only by a writing that is signed by me and an authorized representative of SANUWAVE.

Waiver. No term or condition of this Release shall be deemed to have been waived except by a statement in writing signed by the party against whom the enforcement of the waiver is sought. The waiver by SANUWAVE of the breach or nonperformance of any provision of this Release by me will not operate or be construed as a waiver of any future breach or nonperformance under any such provision of this Release.

Governing Law and Jurisdiction. This Release shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts, without regard to conflicts of law provisions. Massachusetts state or federal courts will have personal and subject-matter jurisdiction over any litigation arising out of or relating to this Release. Any action involving claims for interpretation, breach or enforcement of this Release shall be brought in such courts. I consent to personal jurisdiction over me in the state and/or federal courts of Massachusetts and hereby waive any defense of lack of personal jurisdiction or inconvenient forum.

Section 409A. The intent of the parties is that the payments and benefits under this Release be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended, and all Treasury Regulations and guidance promulgated thereunder (“Code Section 409A”) and to the maximum extent permitted this Release shall be limited, construed and interpreted in accordance with such intent. I agree and acknowledge that the Company makes no representations with respect to the application of Code Section 409A or any other tax consequences of entering into this Release and, by entering into this Release, agree that in no event shall the Company be liable for any taxes, penalties, interest or other expenses that may be incurred by me on account of Code Section 409A.

SANUWAVE and I acknowledge and agree that it is anticipated that my Separation from Service under Code Section 409A (including for all purposes under this Release and the 2024 Equity Incentive Plan) will be the end of the Consulting Period.

Severability. In case any one or more of the provisions of this Release is determined invalid, illegal, or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained in this Release will not in any way be affected or impaired thereby.

Heirs, Successors, and Assigns. This Release shall be binding upon me and my heirs, administrators, representatives, or executors, and upon SANUWAVE’s successors or assigns. No assignment of this Release may be made by me, and any such purported assignment shall be null and void. SANUWAVE may assign its rights or obligations under this Release to any successor or assign of SANUWAVE without further consent by me.

Interpretation of the Release. This Release should be interpreted as broadly as possible to achieve my intention to resolve all of My Claims against the Company. If this Release is held by a court to be inadequate to release a particular claim encompassed within My Claims, this Release will remain in full force and effect with respect to all the rest of My Claims.

My Representations. I am legally able and entitled to receive the Consideration being provided to me in settlement of My Claims. I have not been involved in any personal bankruptcy or other insolvency proceedings at any time since I began my employment with SANUWAVE. No child support orders, garnishment orders, or other orders requiring that money owed to me by SANUWAVE be paid to any other person are now in effect.

I acknowledge and agree that I have received all leave, leaves of absence, and leave benefits and protections for which I am eligible, and have not suffered any on-the-job injury for which I have not already notified the Company.

I have read this Release carefully. I understand all of its terms. In signing this Release, I have not relied on any statements or explanations made by the Company except as specifically set forth in this Release. I am voluntarily releasing My Claims against the Company. I intend this Release to be legally binding.

Dated:	7/28/2025	/s/ Nanci Gilmore
Nanci Gilmore

COMPANY
Dated:	7/28/2025	/s/ Morgan Frank
Morgan Frank, CEO